EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter 2015 Webcast and NYSSA Insurance Conference Participation

MARIETTA, Pa., March 12, 2015 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) announced that the Company will hold a live webcast on Friday, April 24, 2015, at 11:00AM Eastern Time, to discuss its results for the first quarter ended March 31, 2015. The Company will release its quarterly results on this same date, prior to the opening of regular trading on the NASDAQ Stock Market. You may listen to the webcast by accessing the event link on the Company's investor website at http://investors.donegalgroup.com.

The Company also announced that Kevin G. Burke, Executive Vice President, Chief Operating Officer and Acting Chief Executive Officer, and Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, will speak at the New York Society of Securities Analysts (NYSSA) 19th Annual Insurance Conference on Tuesday, March 17, 2015, at 1:40PM Eastern Time.  You may listen to the webcast by accessing the event link at http://www.nyssa.org/Videos/DGICARegistration.aspx.

About the Company

Donegal Group Inc. is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in 21 Mid-Atlantic, Midwestern, New England and Southern states. The insurance subsidiaries of Donegal Group Inc. and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Company's Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively.  As an effective consolidator of small to medium-sized "main street" property and casualty insurers, Donegal Group Inc. has grown profitably for more than two decades.  The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service, profitability and growth in book value.

CONTACT: Jeffrey D. Miller
         Executive Vice President and Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: investors@donegalgroup.com